UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 10, 2018

McDERMOTT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Republic of Panama	001-08430	72-0593134
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification number)

4424 West Sam Houston Parkway North Houston, Texas	77041
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (281) 870-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

New Credit Agreement

On May 10, 2018, McDermott International, Inc. (“McDermott”) entered into a Credit Agreement (the “Credit Agreement”) with McDermott Technology (Americas), Inc., McDermott Technology (US), Inc. and McDermott Technology, B.V. (“McDermott Bidco”), each a wholly owned subsidiary of McDermott, as co-borrowers (collectively, the “Borrowers”), McDermott, as a guarantor, a syndicate of lenders and letter of credit issuers, Barclays Bank PLC, as administrative agent for the term facility under the Credit Agreement, and Crédit Agricole Corporate and Investment Bank, as administrative agent for the other facilities under the Credit Agreement.

Proceeds of loans under the Credit Agreement were used, together with proceeds from the $1.3 billion in aggregate principal amount of 10.625% Senior Notes due May 2024 issued by McDermott Technology (Americas), Inc. and McDermott Technology (US), Inc. (the “Senior Notes”) and cash on hand, (1) to consummate the Exchange Offer (as defined below) and a series of transactions (the “Core Transactions”, and together with the Exchange Offer, the “Combination”) contemplated by, and in accordance with, the Business Combination Agreement dated as of December 18, 2017 to which McDermott, Chicago Bridge & Iron Company N.V. (“CB&I”) and certain of their respective subsidiaries are parties (as amended, the “Business Combination Agreement”), including the repayment of certain existing indebtedness of CB&I and its subsidiaries, (2) to redeem McDermott’s $500 million aggregate principal amount of 8.000% second-lien notes due in April 2021 (the “8.000% Notes”), (3) to prepay existing indebtedness under, and to terminate in full, McDermott’s previously existing Amended and Restated Credit Agreement, dated as of June 30, 2017 (the “Prior Credit Agreement”), and (4) to pay fees and expenses in connection with the Combination, the Credit Agreement and the issuance of the Senior Notes. Additional borrowings are available under the Credit Agreement for working capital and other general corporate purposes. Certain existing letters of credit outstanding under the Prior Credit Agreement and certain existing letters of credit outstanding under CB&I’s previously existing credit facilities have been deemed issued under the Credit Agreement, and letters of credit were issued under the Credit Agreement to backstop certain other existing letters of credit issued for the account of McDermott, CB&I and their respective subsidiaries and affiliates.

The Credit Agreement provides for borrowings and letters of credit in the aggregate principal amount of $4.65 billion, consisting of the following: (1) a $2.26 billion senior secured term loan facility (the “Term Facility”), the full amount of which was borrowed, and $319.3 million of which has been deposited into a cash collateral account (the “LC Account”) to secure reimbursement obligations in respect of up to $310.0 million of letters of credit (the “Term Facility Letters of Credit”); (2) a $1.0 billion senior secured revolving credit facility (the “Revolving Credit Facility”); and (3) a $1.39 billion senior secured letter of credit facility (the “LC Facility”). The Credit Agreement provides that:

•	Term Facility Letters of Credit can be issued in an amount up to the amount on deposit in the LC Account, less an amount equal to approximately 3% of such amount on deposit (to be held as a reserve for related letter of credit fees);

•	subject to compliance with the financial covenants in the Credit Agreement, the full amount of the Revolving Credit Facility is available for revolving loans;

•	subject to McDermott’s utilization in full of its capacity to issue Term Facility Letters of Credit, the full amount of the Revolving Credit Facility is available for the issuance of performance letters of credit and up to $200 million of the Revolving Credit Facility is available for the issuance of financial letters of credit; and

•	the full amount of the LC Facility is available for the issuance of performance letters of credit.

As of May 10, 2018, there were issued (or deemed issued) under the Credit Agreement approximately $309 million of Term Facility Letters of Credit, approximately $60 million of letters of credit under the Revolving Credit Facility, and approximately $1.30 billion of letters of credit under the LC Facility. As of May 10, 2018, no revolving credit borrowings were outstanding under the Revolving Credit Facility.

The Revolving Credit Facility and the LC Facility are scheduled to mature on May 10, 2023. The Term Facility is scheduled to mature on May 10, 2025, unless on the date that is six months prior to the scheduled maturity date of the Senior Notes, more than $350 million of the Senior Notes are outstanding and McDermott’s secured leverage ratio (as defined in the Credit Agreement) is greater than or equal to 1.00 to 1.00, in which case the Term Facility will mature on that date.

The Credit Agreement includes procedures for additional financial institutions to become lenders, or for any existing lender to increase its commitment thereunder, subject to aggregate maximums for each of the Term Facility, the Revolving Credit Facility and the LC Facility set forth in the Credit Agreement.

The indebtedness and other obligations under the Credit Agreement are unconditionally guaranteed on a senior secured basis by McDermott and substantially all of McDermott’s wholly owned subsidiaries, including wholly owned subsidiaries resulting from the consummation of the Combination (collectively, the “Guarantors”), other than several captive insurance subsidiaries and certain other designated or immaterial subsidiaries. The obligations under the Credit Agreement are secured by first-priority liens on substantially all of the Borrowers’, McDermott’s and the other Guarantors’ assets.

The Credit Agreement includes mandatory commitment reductions and prepayments in connection with certain asset sales and casualty events (subject to reinvestment rights with respect to asset sales of less than $500 million), issuances of Term Facility Letters of Credit in excess of the balance in the LC Account (less the reserve amount described above), withdrawal of funds from the LC Account, and incurrences of debt not permitted by the Credit Agreement. In addition, McDermott will be required to make an annual prepayment of term loans under the Term Facility and thereafter cash collateralize letters of credit issued under the Revolving Credit Facility and the LC Facility with 75% of excess cash flow (as defined in the Credit Agreement), reducing to 50% of excess cash flow and 25% of excess cash flow depending on McDermott’s secured leverage ratio. The Credit Agreement requires the Borrowers to prepay a portion of the term loans made under the Term Facility on the last day of each fiscal quarter in an amount equal to $5.65 million. The Credit Agreement otherwise only requires periodic interest payments until maturity. The Borrowers may prepay any or all of the term loans made under the Term Facility at any time without premium or penalty (other than customary LIBOR breakage costs and subject to certain notice requirements), except that any such prepayment occurring as a result of a repricing event before May 10, 2019 will be subject to a prepayment premium equal to 1.0% of the principal amount of term loans being prepaid. The Borrowers may prepay all revolving loans under the Revolving Credit Facility at any time without premium or penalty (other than customary LIBOR breakage costs), subject to certain notice requirements.

Revolving loans under the Revolving Credit Facility will bear interest at the Borrowers’ option at either (1) the Eurodollar rate (as defined in the Credit Agreement) plus a margin ranging from 3.75% to 4.25% per year or (2) the base rate (the highest of the Federal Funds rate plus 0.50%, the 30-day Eurodollar rate plus 1.0%, or the administrative agent’s prime rate) plus a margin ranging from 2.75% to 3.25% per year. The applicable margin will vary depending on McDermott’s leverage ratio (as defined in the Credit Agreement). Term loans under the Term Facility will bear interest at the Borrowers’ option at either (1) the Eurodollar rate plus a margin of 5.00% per year or (2) the base rate plus a margin of 4.00%, subject to a 1.0% floor with respect to the Eurodollar rate. The Borrowers are charged a commitment fee of 0.50% per year on the daily amount of the unused portions of the commitments under the Revolving Credit Facility and the LC Facility. Additionally, with respect to all letters of credit outstanding under the Credit Agreement, the Borrowers are charged a fronting fee of 0.25% per year and, with respect to all letters of credit outstanding under the LC Facility and the Revolving Credit Facility, the Borrowers are charged a participation fee of (1) between 3.75% to 4.25% per year in respect of financial letters of credit and (2) between 1.875% to 2.125% per year in respect of performance letters of credit, in each case depending on McDermott’s leverage ratio. The Borrowers are also required to pay customary issuance fees and other fees and expenses in connection with the issuance of letters of credit under the Credit Agreement. McDermott paid upfront fees, ticking fees, commitment fees, arrangement fees and other fees to certain lenders, arrangers and agents of the Credit Agreement.

The Credit Agreement includes the following financial covenants that will be tested on a quarterly basis commencing September 30, 2018:

•	the minimum permitted fixed charge coverage ratio (as defined in the Credit Agreement) is 1.50 to 1.00;

•	the maximum permitted leverage ratio is (1) 4.25 to 1.00 for each fiscal quarter ending on or before September 30, 2019, (2) 4.00 to 1.00 for the fiscal quarter ending December 31, 2019, (3) 3.75 to 1.00 for each fiscal quarter ending after December 31, 2019 and on or before December 31, 2020, (4) 3.50 to 1.00 for each fiscal quarter ending after December 31, 2020 and on or before December 31, 2021 and (5) 3.25 to 1.00 for each fiscal quarter ending after December 31, 2021; and

•	the minimum liquidity (as defined in the Credit Agreement, but generally meaning the sum of McDermott’s cash and cash equivalents plus unused commitments under the Credit Agreement available for revolving borrowings) is $200 million.

In addition, the Credit Agreement contains various covenants that, among other restrictions, limit McDermott’s and each of its restricted subsidiary’s ability to:

•	incur or assume indebtedness;

•	grant or assume liens;

•	make acquisitions or engage in mergers;

•	sell, transfer, assign or convey assets;

•	make investments;

•	repurchase equity and make dividends and certain other restricted payments;

•	change the nature of its business;

•	engage in transactions with affiliates;

•	enter into burdensome agreements;

•	modify its organizational documents;

•	enter into sale and leaseback transactions;

•	make capital expenditures;

•	enter into speculative hedging contracts; and

•	make prepayments on certain junior debt.

The Credit Agreement contains events of default that McDermott believes are customary for a secured credit facility. If an event of default relating to bankruptcy or other insolvency events occurs, all obligations under the Credit Agreement will immediately become due and payable. If any other event of default exists under the Credit Agreement, the lenders may accelerate the maturity of the obligations outstanding under the Credit Agreement and exercise other rights and remedies. In addition, if any event of default exists under the Credit Agreement, the lenders may commence foreclosure or other actions against the collateral.

If any default exists under the Credit Agreement, or if the Borrowers are unable to make any of the representations and warranties in the Credit Agreement at the applicable time, the Borrowers will be unable to borrow funds or have letters of credit issued under the Credit Agreement.

The foregoing summary is qualified in its entirety by reference to the complete text of the Credit Agreement, which is filed as Exhibit 4.1 to this current report on Form 8-K and is incorporated by reference into this Item 1.01.

Escrow Release and Subsidiary Mergers

On May 10, 2018, the proceeds from the Senior Notes offering, which had been held in escrow pending satisfaction of certain escrow conditions, were released and McDermott Escrow 1, Inc. and McDermott Escrow 2, Inc. (together, the “Escrow Issuers”) merged (the “Mergers”) with and into McDermott Technology (Americas), Inc. and McDermott Technology (US), Inc. (together, the “Post-Merger Co-Issuers”). The proceeds released from escrow were used to pay a portion of the purchase price for the acquisition of the technology operations of CB&I in connection with the Combination.

Each Post-Merger Co-Issuer assumed, by operation of law, the obligations of the applicable Escrow Issuer under the Senior Notes and the indenture governing the Senior Notes. In connection with the consummation of the Combination, McDermott, the Post-Merger Co-Issuers, McDermott Technology, B.V. and each of the other Guarantors entered into supplemental indentures whereby the Senior Notes became jointly and severally guaranteed on a senior unsecured basis by McDermott, McDermott Technology, B.V. and the other Guarantors.

The foregoing description of the supplemental indentures is only a summary and is qualified in its entirety by reference to the full text of the supplemental indentures, copies of which are filed as Exhibit 4.3 and Exhibit 4.4 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01.

Joinders to the Purchase Agreement

On May 10, 2018, McDermott Technology, B.V. and certain other Guarantors and Barclays Capital Inc. entered into joinders to the Purchase Agreement dated April 4, 2018 (the “Purchase Agreement”), pursuant to which McDermott Technology, B.V. and certain other Guarantors became parties to the Purchase Agreement. The foregoing description of the joinders to the Purchase Agreement is only a summary and is qualified in its entirety by reference to the full text of the joinders to the Purchase Agreement, a form of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01.

Item 1.02	Termination of a Material Definitive Agreement.

On May 10, 2018, the Prior Credit Agreement was terminated in full and the 8.000% Notes were redeemed in full and the related indenture was discharged.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On May 10, 2018, McDermott and CB&I completed the Combination pursuant to the terms of the Business Combination Agreement.

At 12:01 a.m., Eastern time, on May 10, 2018, the offer by McDermott Bidco to exchange (the “Exchange Offer”) any and all issued and outstanding CB&I common shares, par value EUR 0.01 per share (“CB&I Common Stock”) for shares of McDermott common stock, par value $1.00 per share (“McDermott Common Stock”), expired as scheduled and was not extended. McDermott Bidco was advised by the exchange agent for the Exchange Offer that, as of the expiration of the Exchange Offer, a total of approximately 66.7 million shares of CB&I Common Stock were validly tendered and not properly withdrawn in the Exchange Offer, representing approximately 65% of the shares of CB&I Common Stock then outstanding. All conditions to the Exchange Offer having been satisfied, McDermott Bidco accepted for exchange all of such tendered shares of CB&I Common Stock.

Following the acceptance of shares of CB&I Common Stock tendered in the Exchange Offer, on May 10, 2018, McDermott and McDermott Bidco consummated the Core Transactions of the Combination pursuant to the terms of the Business Combination Agreement.

As a result of the Core Transactions, shareholders of CB&I who did not validly tender in (or who properly withdrew their shares of CB&I Common Stock from) the Exchange Offer became shareholders of Comet I B.V., a company organized under the laws of the Netherlands and a direct wholly owned subsidiary of CB&I (“CB&I Newco”), and are entitled to receive, in connection with the liquidation of CB&I Newco, in respect of each former share of CB&I Common Stock, 0.82407 shares of McDermott Common Stock, together with cash in lieu of fractional shares. The consideration per share of CB&I Common Stock received pursuant to the liquidation of CB&I Newco is the same as the consideration received pursuant to the Exchange Offer, except that the receipt of shares of McDermott Common Stock and cash in lieu of fractional shares pursuant to the liquidation of CB&I Newco generally is subject to Dutch dividend withholding tax. Based on final computations made as of May 10, 2018, taking into account the number of shares of CB&I Common Stock not tendered in the exchange offer, the average paid-up capital of CB&I recognized for Dutch dividend withholding tax purposes with respect to such shares (approximately $319 million) and other applicable amounts, the aggregate amount of applicable Dutch dividend withholding tax was estimated to be approximately $40.6 million. The liquidator of Comet I B.V. will satisfy the payment obligations with respect to such tax by directing the exchange agent to sell shares of McDermott Common Stock that were previously deposited with the exchange agent and by directing the exchange agent to remit all or a portion of the proceeds of such sale to the Dutch tax authorities, all as contemplated by McDermott’s previously filed Registration Statement on Form S-4.

In connection with the Combination, McDermott issued approximately 84.5 million shares of its common stock, with an estimated aggregate implied value of approximately $1.7 billion based on the closing price of McDermott Common Stock on the New York Stock Exchange on May 9, 2018, without accounting for withholding tax, which represents approximately 47% of its outstanding common stock after giving effect to such issuance. In addition, McDermott reserved for issuance approximately 13.7 million additional shares of McDermott Common Stock in connection with the exercise or conversion of CB&I’s outstanding equity awards, which became exercisable for or convertible into McDermott Common Stock pursuant to the Business Combination Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the Combination is incorporated by reference into this Item 2.01.

The foregoing description of the Business Combination Agreement is only a summary and is qualified in its entirety by reference to the full text of the Business Combination Agreement and Amendment No. 1 thereto, copies of which are included as Exhibit 2.1 and Exhibit 2.2 to this Current Report on Form 8-K and incorporated by reference into this Item 2.01.

On May 10, 2018, McDermott issued a press release announcing the expiration of the Exchange Offer and completion of the Reverse Stock Split. A copy of that press release is included as Exhibit 99.2 to this Current Report on Form 8-K and incorporated by reference into this Item 2.01.

On May 10, 2018, McDermott issued a press release announcing the closing of the Combination. A copy of that press release is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference into this Item 2.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth in Items 1.01, 2.01 and 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation and Appointment of Directors

In accordance with the director selection process provided for in the Business Combination Agreement, on May 10, 2018, Messrs. Stephen G. Hanks, Erich Kaeser and David Trice each submitted their resignations from the Board of Directors of McDermott (the “Board”), effective as of the closing of the Combination.

Effective upon the consummation of the Combination on May 10, 2018, the Board set the number of directors at 11 and appointed five new directors to the Board. Each of the new directors was a member of the Supervisory Board of CB&I (the “CB&I Board”) immediately prior to the effectiveness of the Combination. Additional information relating to these directors is set forth below.

Forbes I. J. Alexander, 57, served as a member of the CB&I Board from May 2017 to May 2018 and was a member of CB&I’s Audit Committee and Corporate Governance Committee. He was an advisor to the CB&I Board from September 2016 to May 2017. Mr. Alexander currently serves as Chief Financial Officer of Jabil Inc. He served as Jabil’s Treasurer from November 1996 to 2004 and Controller of Jabil’s operations in Scotland from 1993. Prior to joining Jabil, Mr. Alexander was Financial Controller of Tandy Electronics European Manufacturing Operations in Scotland and held various financial management positions in the U.K. and Europe with Hewlett Packard, Apollo Computer and Turner and Newall.

L. Richard Flury, 70, served as CB&I’s Non-Executive Chairman from 2010 to 2018, as a member of the CB&I Board from 2003 to 2018, and was a consultant to the CB&I Board until his election as a member of the CB&I Board in 2003. He was Chairman of CB&I’s Strategic Initiatives Committee and a member of CB&I’s Corporate Governance Committee and Nominating Committee. Previously, Mr. Flury served as Chief Executive Officer, Gas, Power and Renewables for BP plc from 1998 until his retirement in 2001. He served as Executive Vice President of Amoco Corporation, responsible for managing the exploration and production sector, from 1996 to 1998. Prior to that, he served in various other executive capacities with Amoco since 1988. Mr. Flury is currently a director of Callon Petroleum Corporation, where he is Non-Executive Chairman. Mr. Flury is a retired director of QEP Resources.

W. Craig Kissel, 67, served as a member of the CB&I Board from 2009 to 2018 and was Chairman of CB&I’s Organization and Compensation Committee, and a member of CB&I’s Corporate Governance Committee and Nominating Committee. He worked for Trane/American Standard from 1980 until his retirement in 2008, most recently as President of Trane Commercial Systems. From 1998 to 2003, he was President of American Standard’s Vehicle Control Systems business in Brussels, Belgium. Prior to that, he held various management positions at Trane, including Executive Vice President and Group Executive of Trane’s North American Unitary Products business. Mr. Kissel is currently a director of Watts Water Technologies and Nelson Global Products.

James H. Miller, 69, served as a member of the CB&I Board from 2014 to 2018 and was a member of CB&I’s Organization and Compensation Committee, Corporate Governance Committee, and Strategic Initiatives Committee. He served as a consultant to the CB&I Board from April 2013 until his election as a member of the CB&I Board in 2014. He served as Chairman of PPL Corporation from 2006 until his retirement in 2012. He also served as Chief Executive Officer of PPL from 2006 to 2011, President from 2005 to 2011 and Executive Vice President and Chief Operating Officer from 2004 to 2005. Before PPL Corporation, Mr. Miller was Executive Vice President of USEC Inc., and previously served as President of two ABB Group subsidiaries: ABB Environmental Systems; and ABB Resource Recovery Systems. Mr. Miller began his career at the former Delmarva Power & Light Co. Mr. Miller currently serves as a director of AES Corporation and Crown Holdings, where he serves on audit, nominating and compensation committees. Mr. Miller retired as a director from Rayonier Advanced Materials in October 2015.

Marsha C. Williams, 67, served as a member of the CB&I Board from 1997 to 2018. She was Chairman of CB&I’s Audit Committee and was a member of CB&I’s Nominating Committee and Corporate Governance Committee. Ms. Williams served as Senior Vice President and Chief Financial Officer of Orbitz Worldwide, Inc. from 2007 through her retirement in 2010. From 2002 to 2007, she served as Executive Vice President and Chief Financial Officer of Equity Office Properties Trust. She served as Chief Administrative Officer of Crate & Barrel from 1998 to 2002, and as Treasurer of Amoco Corporation from 1993 to 1998. Ms. Williams is a director of Davis Funds and Lead Director of Modine Manufacturing Company, Inc. and Lead Director of Fifth Third Bancorp. Ms. Williams has also served as President of Island Lavender LLC since 2013.

Committee Appointments

Effective upon the consummation of the Combination on May 10, 2018, the directors identified below were designated and appointed to the Audit Committee, the Compensation Committee, and the Governance Committee, respectively, of the Board:

Audit Committee William H. Schumann, III (Chair) Forbes I.J. Alexander Philippe Barril Marsha C. Williams	Compensation Committee W. Craig Kissel (Chair) L. Richard Flury Gary P. Luquette Mary L. Shafer-Malicki	Governance Committee L. Richard Flury (Chair) John F. Bookout, III James H. Miller Mary L. Shafer-Malicki

Appointment of Officers

Effective upon the consummation of the Combination on May 10, 2018, the Board appointed the following additional executive officers of McDermott:

Daniel McCarthy (Executive Vice President, Lummus Technology)

Stephen L. Allen (Senior Vice President, Chief Human Resources Officer)

Richard Heo (Senior Vice President, North, Central & South America)

Tareq Kawash (Senior Vice President, Europe, Africa, Russia & Caspian)

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As previously reported, McDermott filed on May 2, 2018 an amendment (the “Amendment”) to McDermott’s amended and restated articles of incorporation (the “Articles”) to effect a 3-to-1 reverse stock split (the “Reverse Stock Split”) of the McDermott Common Stock. The Reverse Stock Split became effective in accordance with the terms of the Amendment at 11:59 P.M. (New York City time) on May 9, 2018 (the “Reverse Stock Split Effective Time”).

At the Reverse Stock Split Effective Time, every three shares of McDermott Common Stock were automatically combined into a smaller number of shares, such that a McDermott stockholder will own one share of McDermott Common Stock for each three shares of McDermott Common Stock held by that stockholder immediately prior to the Effective Time. No fractional shares will be issued if, as a result of the Reverse Stock Split, a holder of record of shares of McDermott Common Stock would otherwise become entitled to a fractional share. Instead, any fractional share interest resulting from the Reverse Stock Split will be rounded up to the nearest whole share. Additionally, at the Reverse Stock Split Effective Time, the authorized shares of McDermott Common Stock was reduced to 255,000,000 shares.

A copy of the Amendment is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.03.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The financial statements required by Rule 3-05 of Regulation S-X were previously reported in CB&I’s Quarterly Report on Form 10-Q for the three months ended March 31, 2018 and Annual Report on Form 10-K for the year ended December 31, 2017 and are incorporated by reference into this Item 9.01(a).

(b)	Pro Forma Financial Information.

The pro forma financial information required to be filed under this item is included in McDermott’s Registration Statement on Form S-4 (Registration No. 333-222662), which was declared effective by the Securities and Exchange Commission on March 29, 2018 and is incorporated by reference into this Item 9.01(b).

Index to Exhibits

(d)	Exhibits.

1.1	Form of Joinder to the Purchase Agreement.

2.1*	Business Combination Agreement dated as of December 18, 2017 by and among McDermott International, Inc., McDermott Technology, B.V., McDermott Technology (Americas), LLC, McDermott Technology (US), LLC, Chicago Bridge & Iron Company N.V., Comet I B.V., Comet II B.V, CB&I Oil & Gas Europe B.V., CB&I Group UK Holdings, CB&I Nederland B.V. and The Shaw Group, Inc (incorporated by reference herein to Exhibit 2.1 to McDermott International, Inc.’s Current Report on Form 8-K previously filed on December 18, 2017).

2.2*	Amendment No. 1 to Business Combination Agreement and Partial Assignment and Assumption of Business Combination Agreement, dated January 24, 2018, by and among McDermott International, Inc., McDermott Technology, B.V., McDermott Technology (2), B.V., McDermott Technology (3), B.V., McDermott Technology (Americas), LLC, McDermott Technology (US), LLC, Chicago Bridge & Iron Company N.V., Comet I B.V., Comet II B.V., CB&I Oil & Gas Europe B.V., CB&I Group UK Holdings, CB&I Nederland B.V. and The Shaw Group, Inc (incorporated by reference herein to Exhibit 2.1 to McDermott International, Inc.’s Current Report on Form 8-K previously filed on January 24, 2018).

3.1*	Certificate of Amendment to McDermott’s Amended and Restated Articles of Incorporation dated May 2, 2018 (incorporated by reference herein to Exhibit 3.1 to McDermott International, Inc.’s Current Report on Form 8-K previously filed on May 2, 2018).

4.1	Credit Agreement, dated as of May 10, 2018, by and among McDermott International, Inc., a syndicate of lenders and letter of credit issuers, and Crédit Agricole Corporate and Investment Bank, as administrative agent and collateral agent, and Barclays Bank PLC, as administrative agent.

4.2	First Supplemental Indenture, dated May 10, 2018, among the Escrow Issuers, the Post-Merger Co-Issuers, certain of the Guarantors and Wells Fargo Bank, National Association.

4.3	Second Supplemental Indenture, dated May 10, 2018, among the Post-Merger Co-Issuers certain of the Guarantors and Wells Fargo Bank, National Association.

23.1	Consent of Ernst & Young LLP.

99.1	Press Release dated May 10, 2018.

99.2	Press Release dated May 10, 2018.

*	Incorporated by reference to the filing indicated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McDERMOTT INTERNATIONAL, INC.

By:	/s/ Stuart Spence
Stuart Spence Executive Vice President and Chief Financial Officer

Date: May 10, 2018